As filed with the Securities and Exchange Commission on October 2, 2006

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): October 2, 2006


                      METROMEDIA INTERNATIONAL GROUP, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                   1-5706                   58-0971455
----------------------------      ------------          ---------------------
(State or other jurisdiction    (Commission File            (IRS Employer
      of incorporation)              Number)              Identification No.)

           8000 Tower Point Drive, Charlotte, NC                28227
           -------------------------------------              ---------
          (Address of principal executive offices)            (Zip Code)

Registrant's telephone number, including area code:    (704) 321-7380
                                                      ----------------

          (Former name or former address, if changed since last report)

================================================================================

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.        Results of Operations and Financial Condition

         On October 2, 2006, Metromedia International Group, Inc. (the "Company" or "MIG"), the owner of interests in communications businesses in the country of Georgia, announced the release of preliminary unaudited financial results, for the fiscal year ended December 31, 2005, for its principal Georgian business, Magticom Limited ("Magticom"). The press release announcing this matter is attached as Exhibit 99.1 and is incorporated herein by reference.

         Management of the Company has determined that the following additional preliminary unaudited financial results of Magticom should be disclosed. Furthermore, since the information included within this periodic report contains preliminary unaudited financial results for Magticom, this financial information is subject to adjustment until such time that the Company files its respective periodic reports with the United States Securities and Exchange Commission ("SEC").


-------------------------------------------------------------------------------------------------------------------------------
                                                           Three Months                   Nine Months            Percent Change
  (In thousands, except performance data)                  September 30,                  September 30,           Nine Months
                                                      -----------    -----------    -----------  -----------
                                                        2005            2004          2005          2004          2005 to 2004
                                                      -----------    -----------    -----------  -----------    ---------------

Revenues
     Subscriber                                      $    30,905    $    22,196    $    78,984  $    58,301             35.5%
     Inbound                                               8,895          4,267         24,354       10,491            132.1%
     Roaming & other                                       1,137          1,096          3,055        2,586             18.1%
                                                      -----------    -----------    -----------  -----------

Total revenues                                            40,937         27,559        106,393       71,378             49.1%

Cost of Services (exclusive of depreciation and
amortization)                                              9,005          3,481         24,170        9,141            164.4%
     % of revenues                                         22.0%          12.6%          22.7%        12.8%                --

Selling, general & administrative                          3,970          2,824         10,478        7,709             35.9%
Depreciation and amortization                              5,044          3,499         12,887       10,386             24.1%
Other (income) expense, including income tax               4,673          3,969         12,412        9,543             30.1%

Net Income                                                18,245         13,786         46,446       34,599             34.2%

EBITDA (1)                                                27,848         21,238         71,253       54,710             30.2%

Capital expenditures                                       8,216          3,940         22,197        9,865            125.0%

Performance Data:
-----------------

Average revenue per subscriber (a)                   $     17.54    $     16.00    $     14.52  $     14.70            (1.2)%

Average minutes of use per subscriber (b)                 112.89         107.90          93.92       102.57            (8.4)%

Average Subscribers (c)                                  587,215        462,524        604,468      440,656             37.2%

Personnel Headcount                                           --             --            607          468             29.7%


(a) - Average revenue per subscriber is determined by dividing subscriber revenue for the period by average subscribers for the period (the sum of the beginning subscribers and ending subscribers, divided by two), and dividing that result by the number of months in the period. Subscriber revenue excludes inbound and roaming revenues.

(b) - Average minutes of use per subscriber is determined by dividing total outgoing minutes for the period by average subscribers for the period (the sum of the beginning subscribers and ending subscribers, divided by two), and dividing that result by the number of months in the period.

(c) - Substantially all of Magticom's customers pre-pay for services via scratch-cards or deposits; that is, less than 3% of Magticom's subscribers pay for services on a post service utilization basis. Magticom currently considers a pre-paid subscriber active if that subscriber undertook any revenue generating activity within the prior 30 days.
-------------------------------------------------------------------------------------------------------------------------------


Magticom's preliminary unaudited financial results for the first nine months of 2005 were favorably affected by the strengthening of the Georgian Lari, against the U.S. Dollar. In relation to the U.S. dollar, the Georgian Lari average exchange rate increased by 6.4% for the first nine months of 2005, as compared with the same period in 2004.

Revenues grew by approximately 49% in the first nine months of 2005 as compared to the same period in 2004, due principally to continuing strong customer demand. Year-over year growth in inbound interconnection revenue reflected, in part, a significant change in a contractual arrangement with another mobile telephone provider in Tbilisi, Georgia.

Magticom is the market leader in Georgia, based on both revenues and number of subscribers, and anticipates further increases in its subscriber base as it continues to penetrate a market that currently has low telephone density rates. Magticom's total and average subscribers have increased approximately 43% and 37%, respectively, since September 30, 2004. Average revenue per subscriber ("ARPU") was favorably affected by the strengthening of the Georgian Lari against the U.S. dollar. Lari-calculated ARPU increased 14.5% for the three months ended September 30, 2005 when compared to the three months ended June 30, 2005. Magticom anticipates that its Lari-calculated ARPU will likely remain flat in the near future; however, in the long-term, Magticom anticipates that its Lari-calculated ARPU will decline due to both competitive pressures on pricing of services and as a result of Magticom's further penetration of the addressable market because new customers are anticipated to have lower usage rates than Magticom's existing customer base.

Inbound revenues reflect revenues that Magticom earns as a result of its termination of other telephone service providers' traffic on Magticom's telecommunications network. The significant growth in inbound revenues in the first nine months of 2005 as compared to the same period in 2004 principally reflects a change in the previously discussed contractual interconnect arrangement with another mobile telephone service provider in Tbilisi, Georgia. Prior to October 1, 2004, Magticom's arrangement with the other mobile telephone service provider, as set forth in the interconnect agreement between the parties, provided for the termination of traffic on each other's network at no cost, unless certain net traffic volume thresholds were exceeded between the parties, an eventuality that never occurred. Effective October 1, 2004, the contractual arrangement was amended and Magticom began processing monthly invoices to the mobile telephone service provider based on its termination of traffic on Magticom's telecommunication network and thus Magticom began recognizing inbound revenues for this relationship between the parties. For the first nine months of 2004, Magticom did not recognize inbound revenues from this mobile telephone service provider; however had the existing interconnect agreement been effective January 1, 2004, Magticom's pro-forma inbound revenues for the first nine months of 2004 would have increased by $14.2 million to $24.6 million and thus period-over-period inbound revenues would have decreased by approximately 1%.

Roaming revenues are based on Magticom subscribers originating calls using their Magticom-equipped mobile telephone in a territory not directly serviced by Magticom. Magticom bills its subscribers an international roaming premium on a per-minute basis for calls made while abroad. Given the nature of this revenue stream, which is dependent upon Magticom users traveling abroad and utilizing their respective Magticom-equipped mobile telephone, predicting future revenue levels is difficult.

Cost of services as a percentage of revenues increased by approximately 77% for the first nine months of 2005 as compared to the same period in 2004, due principally to the previously discussed change in a contractual arrangement related to an interconnect arrangement with another mobile telephone service provider in the Tbilisi, Georgia. Effective October 1, 2004, Magticom began receiving monthly invoices from the mobile telephone service provider based on Magticom's termination of its traffic on the telecommunications network of the other mobile telephone service provider and as a result Magticom began recognizing interconnect costs for this relationship between the parties. For the first nine months of 2004, Magticom did not recognize inbound interconnect costs from this mobile telephone service provider; however had the existing interconnect agreement been effective January 1, 2004, Magticom's pro-forma interconnect costs for the first nine months of 2004 would have increased by $17.4 million to $26.5 million. Accordingly, pro-forma cost of services as a percentage of revenue would have declined by approximately 27% in the first nine months of 2005 as compared to the same period in 2004. Magticom's position as a market leader has allowed it to maintain its subscriber margins; however, Magticom anticipates that its costs of sales as a percentage of revenues will increase as competition intensifies in the region.

Magticom's selling, general and administrative expenses increased by approximately 36% in the first nine months of 2005, as compared to the same period in 2004, principally due to the increase in personnel related costs. The increase in Magticom's personnel related costs are due to the significant increase in personnel employed, approximately a 30% increase since September 30, 2004, wage increases provided to existing employees, effective January 2005, and the implementation of a performance bonus program in 2005 for all Magticom employees.

The significant growth in capital expenditures for the first nine months of 2005 as compared to the same period in 2004 is principally due to the continued upgrade and expansion of the telecom infrastructure and Magticom's acquisition of new mobile telephony frequency spectrum licenses operating in the 800 MHz and
2.1 GHz frequency ranges. The new mobile telephony spectrum licenses acquired during the first nine months of 2005 are for 18% of the 800 MHz radio frequency spectrum available in Georgia for offering CDMA, data, voice and video services and voice services and 25% of the 2.1 GHz frequency spectrum available in Georgia for offering 3G GSM mobile voice, data, and video services. These new license agreements require Magticom to offer commercial service using the spectrum covered by the licenses within one year and offer such service throughout Georgia within three years.


-------------------------------------------------------------------------------------------------------------------------------
                                                           Three Months                 Six Months             Percent Change
  (In thousands, except performance data)                    June 30,                    June 30,                Six Months
                                                   -----------    -----------    -----------  -----------
                                                      2005            2004          2005          2004          2005 to 2004
                                                   -----------    -----------    -----------  -----------      ---------------

Revenues
     Subscriber                                   $    25,446    $    18,946    $    48,079  $    36,105              33.2%
     Inbound                                            8,119          3,257         15,459        6,224             148.4%
     Roaming & other                                    1,057            867          1,918        1,490              28.7%
                                                   -----------    -----------    -----------  -----------

Total revenues                                         34,622         23,070         65,456       43,819              49.4%

Cost of Services (exclusive of depreciation and
amortization)                                           7,902          2,865         15,165        5,660             167.9%
     % of revenues                                      22.8%          12.4%          23.2%        12.9%                 --

Selling, general & administrative                       3,274          2,495          6,508        4,885              33.2%
Depreciation and amortization                           4,026          3,322          7,843        6,887              13.9%
Other (income) expense, including income tax            4,241          2,645          7,739        5,574              38.8%

Net Income                                             15,179         11,743         28,201       20,813              35.5%

EBITDA (1)                                             23,251         18,669         43,405       33,472              29.7%

Capital expenditures                                    8,037          3,407         13,981        5,925             136.0%

Performance Data:
-----------------

Average revenue per subscriber (a)                $     15.17    $     14.26    $     14.06  $     14.04               0.1%

Average minutes of use per subscriber (b)               98.82          99.93          91.26        99.93             (8.7)%

Average Subscribers (c)                               559,078        442,900        569,963      428,708              32.9%

Personnel Headcount                                        --             --            603          428              40.9%

(a) - Average revenue per subscriber is determined by dividing subscriber revenue for the period by average subscribers for the period (the sum of the beginning subscribers and ending subscribers, divided by two), and dividing that result by the number of months in the period. Subscriber revenue excludes inbound and roaming revenues.

(b) - Average minutes of use per subscriber is determined by dividing total outgoing minutes for the period by average subscribers for the period (the sum of the beginning subscribers and ending subscribers, divided by two), and dividing that result by the number of months in the period.

(c) - Substantially all of Magticom's customers pre-pay for services via scratch-cards or deposits; that is, less than 3% of Magticom's subscribers pay for services on a post service utilization basis. Magticom currently considers a pre-paid subscriber active if that subscriber undertook any revenue generating activity within the prior 30 days.
-------------------------------------------------------------------------------------------------------------------------------


Magticom's preliminary unaudited financial results for the first six months of 2005 were favorably affected by the strengthening of the Georgian Lari against the U.S. Dollar. In relation to the U.S. dollar, the Georgian Lari average exchange rate increased by 8.7% for the first six months of 2005, as compared with the same period in 2004.

Revenues grew by approximately 49% in the first six months of 2005 as compared to the same period in 2004, due principally to strong customer demand and a significant change in a contractual arrangement with another mobile telephone provider in Tbilisi, Georgia. Magticom's total and average subscribers have increased approximately 35% and 33%, respectively, since June 30, 2004. ARPU was favorably affected by the strengthening of the Georgian Lari against the U.S.

dollar. Lari-calculated ARPU increased by 9.9% for the three months ended June 30, 2005 when compared to the three months ended March 31, 2005.

The significant growth in inbound revenues in the first six months of 2005 as compared to the same period in 2004 principally reflects a change in the previously discussed contractual interconnect arrangement with another mobile telephone service provider in Tbilisi, Georgia. For the first six months of 2004, Magticom did not recognize inbound revenues from this mobile telephone service provider; however had the existing interconnect agreement been effective January 1, 2004, Magticom's pro-forma inbound revenues for the first six months of 2004 would have increased by $8.4 million to $14.6 million and thus period-over-period inbound revenues would have increased by only approximately 6%.

Cost of services as a percentage of revenues increased by approximately 80% for the first six months of 2005 as compared to the same period in 2004, due principally to the previously discussed change in a contractual arrangement related to an interconnect arrangement with another mobile telephone service provider in the Tbilisi, Georgia. For the first six months of 2004, Magticom did not recognize inbound interconnect costs from this mobile telephone service provider; however had the existing interconnect agreement been effective January 1, 2004, Magticom's pro-forma interconnect costs for the first six months of 2004 would have increased by $10.6 million to $16.2 million. Accordingly, pro-forma cost of services as a percentage of revenue would have declined by approximately 25% in the first six months of 2005 as compared to the same period in 2004.

Magticom's selling, general and administrative expenses increased by approximately 33% in the first six months of 2005, as compared to the same period in 2004, principally due to the increase in personnel related costs. The increase in Magticom's personnel related costs are due to the significant increase in personnel employed, approximately a 41% increase since June 30, 2004, wage increases provided to existing employees, effective January 2005, and the implementation of a performance bonus program in 2005 for all Magticom employees.

The significant growth in capital expenditures for the first six months of 2005 as compared to the same period in 2004 is principally due to the continued upgrade and expansion of the telecom infrastructure and Magticom's acquisition of new mobile telephony frequency spectrum license operating in the 800 MHz frequency range.


---------------------------------------------------------------------------------------------------------------------------------
                                                                                         Three Months           Percent Change
  (In thousands, except performance data)                                                 March 31,              Three Months
                                                                                 --------------------------- --------------------
                                                                                     2005          2004          2005 to 2004
                                                                                 --------------  ----------- --------------------

Revenues
     Subscriber                                                                    $    22,633  $    17,159              31.9%
     Inbound                                                                             7,340        2,967             147.4%
     Roaming & other                                                                       861          623              38.2%
                                                                                    -----------  -----------

Total revenues                                                                          30,834       20,749              48.6%

Cost of Services (exclusive of depreciation and
amortization)                                                                            7,263        2,795             159.9%
     % of revenues                                                                       23.6%        13.5%                 --

Selling, general & administrative                                                        3,234        2,390              35.3%
Depreciation and amortization                                                            3,817        3,565               7.1%
Other (income) expense, including income tax                                             3,498        2,929              19.4%

Net Income                                                                              13,022        9,070              43.6%

EBITDA (1)                                                                              20,154       14,803              36.1%

Capital expenditures                                                                     5,944        2,518             136.1%

Performance Data:
-----------------

Average revenue per subscriber (a)                                                 $     13.76  $     13.58               1.3%

Average minutes of use per subscriber (b)                                                88.98        98.39             (9.6)%

Average Subscribers (c)                                                                548,193      421,032              30.2%

Personnel Headcount                                                                        583          411              41.8%

(a) - Average revenue per subscriber is determined by dividing subscriber revenue for the period by average subscribers for the period (the sum of the beginning subscribers and ending subscribers, divided by two), and dividing that result by the number of months in the period. Subscriber revenue excludes inbound and roaming revenues.

(b) - Average minutes of use per subscriber is determined by dividing total outgoing minutes for the period by average subscribers for the period (the sum of the beginning subscribers and ending subscribers, divided by two), and dividing that result by the number of months in the period.


(c) - Substantially all of Magticom's customers pre-pay for services via scratch-cards or deposits; that is, less than 3% of Magticom's subscribers pay for services on a post service utilization basis. Magticom currently considers a pre-paid subscriber active if that subscriber undertook any revenue generating activity within the prior 30 days.
---------------------------------------------------------------------------------------------------------------------------------


Magticom's preliminary unaudited financial results for the first quarter 2005 were favorably affected by the strengthening of the Georgian Lari against the U.S. dollar. In relation to the U.S. dollar, the Georgian Lari average exchange rate increased by 11.1% for the first three months of 2005, as compared with the same period in 2004.

Revenues grew by approximately 49% in the first three months of 2005 as compared to the same period in 2004, due principally to strong customer demand and a significant change in a contractual arrangement with another mobile telephone provider in Tbilisi, Georgia. Magticom's total and average subscribers have increased approximately 30% since March 31, 2004. ARPU was favorably affected by the strengthening of the Georgian Lari against the U.S. dollar. Lari-calculated ARPU decreased by 7.2% for the three months ended March 31, 2005 when compared to the three months ended December 31, 2004.

The significant growth in inbound revenues for the first three months of 2005 as compared with the same period in 2004 principally reflects a change in the previously discussed contractual interconnect arrangement with another mobile telephone service provider in Tbilisi, Georgia. For the first three months of 2004, Magticom did not recognize inbound revenues from this mobile telephone service provider; however had the existing interconnect agreement been effective January 1, 2004, Magticom's pro-forma inbound revenues for the first three months of 2004 would have increased by approximately $3.9 million to $ 6.8 million and thus period-over-period inbound revenues would have increased by only approximately 7%.

Cost of services as a percentage of revenues increased by approximately 75% for the first three months of 2005 as compared to the same period in 2004, due principally to the previously discussed change in a contractual arrangement related to an interconnect arrangement with another mobile telephone service provider in the Tbilisi, Georgia. For the first three months of 2004, Magticom did not recognize inbound interconnect costs from this mobile telephone service provider; however had the existing interconnect agreement been effective January 1, 2004, Magticom's pro-forma interconnect costs for the first three months of 2004 would have increased by $5.0 million to $7.8 million. Accordingly, pro-forma cost of services as a percentage of revenue would have declined by approximately 26% in the first three months of 2005 as compared to the same period in 2004.

Magticom's selling, general and administrative expenses increased by approximately 35% in the first three months of 2005, as compared to the same period in 2004, principally due to the increase in personnel related costs. The increase in Magticom's personnel related costs are due to the significant increase in personnel employed, approximately a 42% increase since March 31, 2004, wage increases provided to existing employees, effective January 2005, and the implementation of a performance bonus program in 2005 for all Magticom employees.

The significant growth in capital expenditures for the first three months of 2005 as compared to the same period in 2004 is principally due to the continued upgrade and expansion of the telecom infrastructure.

Preliminary Unaudited Restated 2003 Financial Results

The following table highlights the Company's current preliminary unaudited restated financial results of Magticom for the year ended December 31, 2003, as compared to the originally reported financial results of Magticom which were included in MIG's 2003 Annual Report on Form 10-K.


                                                                Year ended December 31, 2003
                                                          --------------------------------------------

                                                          Originally
(in thousands, except percentages)                         Reported      Adjustments      Restated
                                                          ----------    -------------  ---------------

Total revenues                                               72,073              (69)        72,004

Cost of services (exclusive of depreciation and
amortization)                                                10,347              210         10,557
      % of revenues                                           14.4%                           14.7%

Selling, general and administrative                           9,107             (485)         8,622
Depreciation and amortization                                12,919             (411)        12,508

Other expense, including income tax                           8,541              282          8,823
                                                          ----------    -------------     ----------

Net income                                               $   31,159    $         335     $   31,494

EBITDA (1)                                               $   51,670    $         206     $   51,876

Capital expenditures                                     $   19,440    $         560     $   20,000



2003 Summary of Adjustments:
----------------------------

The following is a summary of the adjustments necessary to address several accounting errors that were identified and determined to be material for correction:

o The Company determined that the accounting for its deferral of activation fees was applied erroneously. Accordingly, Magticom has recognized a decrease in "revenues" of $56,000 for the year ended December 31, 2003;

o Magticom determined the expiration of certain deferred revenues for prepaid calling cards was not recognized in the appropriate accounting periods. The correction of such adjustment resulted in an increase in "revenues" of $106,000 for the year ended December 31, 2003;

o The Company identified certain revenue items that should have been recognized in an accounting period that were identified subsequent to the inclusion of the respective financial statements in filings with the SEC. Such amounts resulted in Magticom recognizing an increase in "revenues" of $102,000 for the year ended December 31, 2003;

o Magticom determined that certain promotions granted to its customers for marketing purposes did not meet the criteria for revenue recognition. Accordingly, Magticom reduced its "revenues" and "selling, general and administrative" expenses by $221,000 for the year ended December 31, 2003;

o The Company identified certain cost of service items that should have been recognized in an accounting period that were identified subsequent to the inclusion of the respective financial statements in filings with the SEC.

     Such amounts resulted in Magticom recognizing an increase in "cost of services" expenses of $95,000 for the year ended December 31, 2003;

o The Company identified that certain inventory items included in the cost of services should have been recognized in a subsequent accounting period that were identified subsequent to the inclusion of the respective financial statements in filings with the SEC. Such amounts resulted in Magticom recognizing a decrease in "cost of services" expenses of $124,000 for the year ended December 31, 2003;

o The Company reclassified certain items to be consistent with current period presentation and recognized foreign currency translation adjustments of the above items. Such reclassifications resulted in an increase to "cost of services" and a corresponding decrease in "selling, general, and administrative" expenses of $239,000 for the year ended December 31, 2003;

o The Company identified certain selling, general and administrative items that should have been recognized in an accounting period that were identified subsequent to the inclusion of the respective financial statements in filings with the SEC. Such amounts resulted in Magticom recognizing a reduction in "selling, general and administrative" expenses of $25,000 for the year ended December 31, 2003;

o Magticom determined that it had recognized excess depreciation expense for prior periods as it had relied on a detailed fixed asset ledger for statutory purposes rather than maintaining one for U.S. GAAP reporting purposes. Accordingly, Magticom has reduced its "depreciation" expense by $411,000 for the year ended December 31, 2003;

o Magticom failed to accrue interest income earned on its invested funds. Accordingly, Magticom recognized a decrease in "other expense, including income tax" of $155,000 for the year ended December 31, 2003; and

o Magticom determined that it had made an error in its 2003 tax provision process. Accordingly, Magticom increased its income tax expense by $507,000 for the year ended December 31, 2003. In addition, Magticom had decreased its income tax expense for the year ended December 31, 2003 by $70,000, which represents the income tax affect of the items identified above. These adjustments resulted in a net increase in "other expense, including income tax" of $437,000.

Preliminary Unaudited Restated 2004 Quarterly Financial Results

The following table highlights the Company's current preliminary unaudited restated financial results of Magticom for each of the 2004 quarterly periods, as compared to the originally reported financial results of Magticom which were included in MIG's 2004 Quarterly Reports on Form 10-Q's or as included in the Company's preliminary financial results originally released in April 2005.


                                                      Three months ended December 31, 2004
                                                  ---------------------------------------------

                                                   Originally
 (in thousands, except percentages)                Disclosed       Adjustments      Restated
                                                   ----------     -------------  ---------------

Total revenues                                         30,299              337        30,636

Cost of services (exclusive of depreciation
and amortization)                                       7,046               96         7,142
      % of Revenues                                     23.3%                          23.3%

Selling, general and administrative                     5,184             (195)        4,989
Depreciation and amortization                           3,664               65         3,729

Other income, including income tax                     (1,651)             718          (933)
                                                    ----------    -------------    ----------

Net income                                         $   16,056    $        (347)   $   15,709

EBITDA (1)                                         $   18,147    $         417    $   18,564

Capital expenditures                               $    2,587    $        (434)   $    2,153



                                                     Three months ended September 30, 2004
                                                  ---------------------------------------------

                                                   Originally
 (in thousands, except percentages)                 Reported        Adjustments      Restated
                                                   ----------     -------------  ---------------

Total revenues                                         27,559                -        27,559

Cost of services (exclusive of depreciation
and amortization)                                       3,481                -         3,481
      % of Revenues                                     12.6%                          12.6%

Selling, general and administrative                     2,824                -         2,824
Depreciation and amortization                           3,374              125         3,499

Other expense, including income tax                     3,969                -         3,969
                                                    ----------    -------------    ----------

Net income                                         $   13,911    $        (125)   $   13,786

EBITDA (1)                                         $   21,238    $           -    $   21,238

Capital expenditures                               $    3,940    $           -    $    3,940


                                                        Three months ended June 30, 2004
                                                  ---------------------------------------------

                                                   Originally
 (in thousands, except percentages)                 Reported        Adjustments      Restated
                                                   ----------     -------------  ---------------

Total revenues                                         23,070                -        23,070

Cost of services (exclusive of depreciation
and amortization)                                       2,865                -         2,865
      % of Revenues                                     12.4%                          12.4%

Selling, general and administrative                     2,495                -         2,495
Depreciation and amortization                           3,222              100         3,322

Other expense, including income tax                     2,645                -         2,645
                                                    ----------    -------------    ----------

Net income                                         $   11,843    $        (100)   $   11,743

EBITDA (1)                                         $   18,669    $           -    $   18,669

Capital expenditures                               $    3,407    $           -    $    3,407




                                                       Three months ended March 31, 2004
                                                  ---------------------------------------------

                                                   Originally
 (in thousands, except percentages)                 Reported        Adjustments      Restated
                                                   ----------     -------------  ---------------

Total revenues                                         20,851             (102)       20,749

Cost of services (exclusive of depreciation
and amortization)                                       2,766               29         2,795
      % of Revenues                                     13.3%                          13.5%

Selling, general and administrative                     2,544             (154)        2,390
Depreciation and amortization                           3,855             (290)        3,565

Other expense, including income tax                     3,175             (246)        2,929
                                                    ----------    -------------    ----------

Net income                                         $    8,511    $         559    $    9,070

EBITDA (1)                                         $   14,886    $         (83)   $   14,803

Capital expenditures                               $    2,518    $           -    $    2,518


2004 Summary of Adjustments:
----------------------------

The following is a summary of the adjustments necessary to address several accounting errors that were identified and determined to be material for correction:

o Magticom determined that the accounting for its deferral of activation fees was not applied correctly in prior periods, the result of which is that Magticom will recognize an increase in "revenues" of $348,000 for the three months ended December 31, 2004;

o Upon settlement of legal proceedings with one of its interconnection partners, Magticom recognized decreases to its "revenues" of $44,000 and "selling, general & administrative" expenses of $1,680,000 for the three months ended December 31, 2004;

o Magticom determined that it had not properly accounted for certain revenue, cost of service, selling, general and administrative expenses and foreign exchange transactions, the result of which is that Magticom will recognize an increase to "revenue" of $33,000, "cost of services" expenses of $96,000, and "selling, general & administrative" expenses of $116,000 and a decrease to "other income, including income tax" of $20,000 for the three months ended December 31, 2004; and decreases to "revenue" of $102,000, "cost of services" expenses of $95,000 and "selling, general & administrative" expenses of $154,000 for the three months ended March 31, 2004;

o Magticom determined that it had not properly accounted for certain inventory costs, the result of which is that Magticom will recognize an increase to "cost of services" expenses of $124,000 for the three months ended March 31, 2004;

o Magticom determined that it had not properly accounted for certain amounts due to the Georgian tax authorities for taxes other than income, the result of which is that Magticom will recognize an increase of $485,000 in "selling, general & administrative" expenses for the three months ended December 31, 2004;

o Magticom determined that it should recognize an obsolescence charge associated with uninstalled telecommunications equipment (spare parts) and fixed assets no longer in use, the result of which is that Magticom will recognize an increase in "selling, general & administrative" expenses of $884,000 for the three months ended December 31, 2004;

o The Company maintained a detailed fixed asset ledger for statutory reporting purposes in the Country of Georgia. However, until the fourth quarter of 2004, the Company did not maintain a detailed fixed asset ledger for U.S. GAAP reporting purposes, instead relying upon the statutory fixed asset ledger and applying average or period end exchange rates for translation of such amounts into the reporting currency. Upon completion of the detailed fixed assets ledger for U.S. GAAP reporting purposes, Magticom determined that it had miscalculated its depreciation expense. As a result Magticom has increased its "depreciation" expense by $65,000, $125,000, and $100,000 and reduced it by $290,000 for the three months ended December 31, 2004, September 30, 2004, June 30, 2004 and March 31, 2004, respectively;

o Magticom determined that it had not properly accounted for revenues in 2003 associated with its prepaid calling cards and had also reflected the amount in the 2004 quarterly financial results as "other income" versus "subscriber revenues". As such, Magticom has determined that it needs to reduce its "other non-operating income" amount, the result of which is that

     Magticom will recognize an increase of $106,000 to "other expense, including income tax" for the three months ended March 31, 2004;

o Magticom determined that it had not properly accounted for interest income and that its interest income amount needed to be reduced, the result of which is that Magticom will recognize an increase to "other expense, including income tax" of $155,000 for the three months ended March 31, 2004; and

o Magticom has determined that it made an error in its 2004 tax provision and needed to increase its income tax expense, accordingly, Magticom decreased its "other income, including income tax" by $698,000 for the three months ended December 31, 2004. In addition, Magticom determined that it had made an error in its 2003 income tax provision, and as such has corrected its 2003 financial results for that error. Due to this correction in the prior period, Magticom has corrected its 2004 financial results by reducing its 2004 "income tax expense", the result of which is that Magticom will reduce "other expense, including income tax" by $507,000 for the three months ended March 31, 2004.


                                Magticom Limited
                   Reconciliation of Net Income to EBITDA (1)
                          (in thousands of US Dollars)
                                   (unaudited)


------------------------------------------------------------------------------------------------------------
                                                            Three Months                 Nine Months
                                                           September 30,                September 30,
                                                      --------------------------    ------------------------
                                                         2005            2004          2005          2004
                                                      -----------     ----------    -----------  -----------

Net Income                                           $    18,245     $   13,786    $    46,446  $    34,599

Interest income, net                                        (65)          (405)          (145)        (553)
Income tax expense                                         4,624          4,358         12,065       10,278
Depreciation and amortization                              5,044          3,499         12,887       10,386
                                                      -----------     ----------    -----------  -----------

EBITDA (1)                                           $    27,848     $   21,238    $    71,253  $    54,710
                                                      ===========     ==========    ===========  ===========
------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------
                                                            Three Months                  Six Months
                                                              June 30,                     June 30,
                                                      --------------------------    ------------------------
                                                         2005            2004          2005          2004
                                                      -----------     ----------    -----------  -----------

Net Income                                           $    15,179     $   11,743    $    28,201  $    20,813

Interest income, net                                        (50)          (143)           (80)        (148)
Income tax expense                                         4,096          3,747          7,441        5,920
Depreciation and amortization                              4,026          3,322          7,843        6,887
                                                      -----------     ----------    -----------  -----------

EBITDA (1)                                           $    23,251     $   18,669    $    43,405  $    33,472
                                                      ===========     ==========    ===========  ===========
------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                           Three Months
                                                            March 31,
                                                     ------------------------
                                                        2005          2004
                                                     -----------  -----------

Net Income                                          $    13,022  $     9,070

Interest income, net                                       (30)          (5)
Income tax expense                                        3,345        2,173
Depreciation and amortization                             3,817        3,565
                                                     -----------  -----------

EBITDA (1)                                          $    20,154  $    14,803
                                                     ===========  ===========

--------------------------------------------------------------------------------

Footnotes to Above Results:
---------------------------

(1) EBITDA is a non-GAAP financial measure generally defined as earnings before interest, taxes, depreciation and amortization. This measure is not defined by US generally accepted accounting principles ("US GAAP") and is a measure of operating performance commonly used in the telecommunications and media industries, but should not be construed as an alternative to operating income determined in accordance with US GAAP as an indicator of operating performance or as an alternative to cash from operating activities determined in accordance with US GAAP as a measure of liquidity.



   Item 9.01.    Financial Statements and Exhibits

    (d)     Exhibits

      99.1 Press Release of Metromedia International Group, Inc. dated October 2, 2006.




                                    SIGNATURE
                                    ---------

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             METROMEDIA INTERNATIONAL GROUP, INC.


                             By:  /S/ HAROLD F. PYLE, III
                                  ----------------------------------------------
                                   Name:  Harold F. Pyle, III
                                   Title: Executive Vice President Finance,
                                          Chief Financial Officer and Treasurer
Date: October 2, 2006
Charlotte, NC